Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)
Pinnacle Financial Partners, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	457(c) and 457(h)	4,460,000 (1)	$94.82(2)	$422,897,200(2)	$0.0001381	$58,402.10
Total Offering Amounts							$58,402.10
Total Fee Offsets				n/a
Net Fee Due							$58,402.10

(1)
Amount to be registered consists of 4,460,000 shares of Common Stock that may be issued under the Plan, which is comprised of 2,800,000 shares of Common Stock plus 1,660,000 shares that were remaining available for issuance under the Prior Plans as of May 21, 2026. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued under the Plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE on May 18, 2026, a date within five business days prior to the filing of this Registration Statement.